Exhibit 10.4

CREDIT AGREEMENT

by and among

DEAN OWNER LLC

as Borrower,

THE LENDERS PARTY HERETO,

and

VALLEY NATIONAL BANK,

as Administrative Agent

Dated as of August 10, 2023

- i -

		Page
Section 8.3	Exculpatory Provisions	24
Section 8.4	Reliance by Administrative Agent	25
Section 8.5	Notice of Default	25
Section 8.6	Non‑Reliance on Administrative Agent and Other Lenders	26
Section 8.7	Indemnification	26
Section 8.8	Administrative Agent in Its Individual Capacity	27
Section 8.9	Successor Administrative Agent	27
Section 8.10	Information	28
Section 8.11	Procedures Upon Default by Borrower	28
Section 8.12	No Reliance	30
Section 8.13	Anti-Money Laundering Laws	30

ARTICLE IX OTHER PROVISIONS		32

Section 9.1	Amendments and Waivers	31
Section 9.2	Assignments and Participations	33
Section 9.3	Syndication Cooperation	35
Section 9.4	Adjustments; Set‑off	36
Section 9.5	Notices	37
Section 9.6	Borrower’s and Guarantor’s Obligations and Reliance in Certain Circumstances	37
Section 9.7	No Assignment	37
Section 9.8	Jurisdiction	38
Section 9.9	Service of Process	38
Section 9.10	WAIVER OF TRIAL BY JURY	38
Section 9.11	Governing Law	39
Section 9.12	Severability	39
Section 9.13	Headings Descriptive	39
Section 9.14	Counterparts	39
Section 9.15	Definitions Include Amendments	39

- ii -

SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE A	Legal Description of the Land

SCHEDULE B	Committed Amounts, Offices and Addresses for Notices

SCHEDULE C	Form of Tax Compliance Certificate

SCHEDULE D	Budget

SCHEDULE E	Building Loan Costs

SCHEDULE F	Project Loan Costs

EXHIBITS

EXHIBIT A	Assignment and Acceptance Agreement

EXHIBIT B	Form of Note

EXHIBIT C	Borrower’s Organizational Chart

- iii -

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) dated as of August 10, 2023, by and among DEAN OWNER LLC, a Delaware limited liability company, having an office at 4611 Twelfth Avenue, Suite 1L, Brooklyn, New York 11219 (“Borrower”), the lenders party hereto (together with their respective assigns, the “Lenders”, each a “Lender”) and VALLEY NATIONAL BANK, as administrative agent for the benefit of itself as a Lender and other Lenders (in such capacity, the “Administrative Agent”), having an office at 1 Pennsylvania Plaza, 46th Floor, New York, New York 10119.

ARTICLE I
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

Section 1.1    Definitions

(a)    As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

“Acquisition Loan”: That certain loan in the amount of $36,985,000 made by the Lenders to Borrower to finance, among other things, a portion of the costs incurred by Borrower in connection with financing the acquisition of the Premises and the refinancing of debt on the Premises, which Acquisition Loan is evidenced by the Acquisition Loan Notes and secured by, among other things, the Acquisition Loan Mortgage.

“Acquisition Loan Mortgage”: That certain Consolidation, Modification, Extension and Spreader Agreement (Acquisition Loan Mortgage) between Borrower and Administrative Agent, dated the date hereof, encumbering the Premises as a first lien, and securing repayment of the Acquisition Loan.

“Acquisition Loan Notes”: The Acquisition Loan Notes given by Borrower to the Lenders in the aggregate principal sum of the Acquisition Loan, and any future consolidations, modifications, extensions, amendments, renewals, severances or replacements thereof.

“Administrative Agent”: Valley National Bank, and its successors and assigns.

“Administrative Agent’s Counsel”: Emmet, Marvin & Martin, LLP.

“Affiliate”: As to any person or entity, any other person or entity which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person or entity. For purposes of this definition, control of a person or entity shall mean the power, direct or indirect, (i) to vote 5% or more of the securities or other interests having ordinary voting power for the election of directors or other managing persons thereof or (ii) to direct or cause the direction of the management and policies of such person or entity, whether by contract or otherwise.

“Approved Accounting Method”: As defined in the Mortgages.

“Assignment and Acceptance Agreement”: An assignment and acceptance agreement substantially in the form of Exhibit A.

“Assignment Fee”: As defined in Section 9.2(b).

“Bad Acts Guaranty”: That certain Bad Acts Guaranty dated as of the date hereof, given by the Guarantor to Administrative Agent.

“Bail-In Action”: The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefited Lender”: As defined in Section 9.4.

“Borrower”: Dean Owner LLC, a Delaware limited liability company and its successors and/or assigns.

“Budget”: The budget attached hereto as Schedule D or the last of any budgets hereafter approved in writing by Administrative Agent subject to the terms hereof.

“Building Loan”: That certain loan in the maximum amount of $62,410,562.00 made by the Lenders to Borrower to finance Building Loan Costs pursuant to the Building Loan Agreement, which Building Loan is evidenced by the Building Loan Notes and secured by, among other things, the Building Loan Mortgage.

“Building Loan Agreement”: That certain Building Loan Agreement by and among Administrative Agent, the Lenders and Borrower of even date herewith.

“Building Loan Costs”: Those costs which are items constituting cost of the Improvements as contemplated by Section 22 of the New York Lien law, as set forth on Schedule E.

“Building Loan Mortgage”: That certain Building Loan Mortgage and Security Agreement from Borrower to Administrative Agent in the amount of the Building Loan, dated as of the date hereof, encumbering the Premises, as a second lien (subject only to the Acquisition Loan Mortgage), and securing repayment of the Building Loan.

“Building Loan Notes”: The Building Loan Notes given by Borrower to the Lenders in the aggregate principal sum of the Building Loan.

“Business Day”: As defined in the Notes.

“Capital Expenditures”: For any period, the amount expended for items capitalized under the Approved Accounting Method (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Closing”: The date of this Agreement.

“Code”: The Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Commitment”: With respect to each Lender, the obligation of such Lender to make Loans subject to the terms of this Agreement in an amount equal to its Committed Amount.

“Commitment Percentage”: With respect to each Lender, the percentage that such Lender’s Committed Amount is of the Total Committed Amount.

“Committed Amount”: With respect to each Lender, the amount set forth on Schedule B with respect to such Lender under the heading “Committed Amount.”

“Debt Service”: With respect to any particular period of time, scheduled payment of interest on the Loans and principal amortization, if any, due under the Notes.

“Debt Service Coverage Ratio”: For the applicable period of calculation, a ratio, as calculated by the Administrative Agent in which:

(a) the numerator is the Net Operating Income for such period as calculated by the Administrative Agent using the financial statements delivered to the Administrative Agent pursuant to the terms of the Loan Documents; and

(b) the denominator is the greater of (i) debt service that would be payable on the Loans during the same period assuming interest at 5.50% and a thirty (30) year amortization schedule, or (ii) debt service that would be payable on the Loans during the same period assuming interest at the then prevailing 10 year Treasury Rate plus 2.00% and a thirty (30) year amortization schedule.

“Defaulting Lender”: As defined in Section 4.5 hereof.

“EEA Financial Institution”: (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: The date of this Agreement.

“Eligible Assignee”: Any of (a) a bank, insurance company pension fund, mutual fund or other financial institution organized under the laws of the United States, or any state thereof or the District of Columbia, and having total assets under ownership and/or under management in excess of $2,500,000,000 and either: (i) a net worth of not less than $200,000,000 or (ii) a senior unsecured debt rating of AA- or better by Standard & Poor’s Financial Services LLC (“S&P”) or a local Israel equivalent rating given by a ratings agency that is an affiliate of S&P, Moody’s or Fitch, or (b) a bank, insurance company pension fund, mutual fund or other financial institution organized under the laws of any other country, or a political subdivision of any such country and having total assets under ownership and/or under management in excess of $2,500,000,000 and either: (i) a net worth of not less than $200,000,000 or (ii) a senior unsecured debt rating of AA- or better by S&P or a local Israel equivalent rating given by a ratings agency that is an affiliate of S&P, Moody’s or Fitch, provided that such bank, insurance company pension fund, mutual fund or other financial institution is either (x) organized under the laws of a country or political subdivision of such country which is a member of OECD or (y) acting through a branch or agency located in a country which is a member of the OECD; or (c) the central bank of any country which is a member of the OECD, provided that in each case of (a), (b) and (c) above, such entity has experience and expertise as a lender in construction loans for projects located in the United States and has experience and expertise in real estate projects located in the United States.

“Emergency”: Any situation which requires the expenditure of funds in order to (i) avoid imminent material damage to the Premises or any material portion of the Premises, or (ii) protect the safety of any person on the Premises from imminent harm, or (iii) avoid the imminent suspension of any necessary material service  on or to the Premises, the failure  of which service would be reasonably likely to have a Material Adverse Effect on the Premises or any material portion thereof, or (v) maintain insurance coverage on the Premises or pay delinquent real estate taxes or other assessments on the Premises.

“Environmental Indemnification Agreement”: That certain Environmental Indemnification Agreement dated as of the date hereof, given by Borrower and Guarantor to Administrative Agent.

“EU Bail-In Legislation Schedule”: The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: As defined in Section 6.1 hereof.

“Federal Funds Rate”: For any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%), equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent as reasonably determined by the Administrative Agent.

“Fee Letter”: That certain Fee Letter dated as of the date hereof between Borrower and Administrative Agent.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”: The United States, the State in which the Premises are located and any political subdivision thereof, and any agency, department, commission, board, bureau or instrumentality of any of them.

“Gross Income from Operations”: For any period, all income, computed in accordance with the Approved Accounting Method, derived from the ownership and operation of the Premises from whatever source during such period including, but not limited to, Rents (as defined in the Mortgages), utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, net parking income, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases (as defined in the Mortgages) of any nature but excluding non-cash items, Rents from month-to-month retail tenants or tenants that are subject to any bankruptcy, insolvency or similar proceeding, lease termination payments, or Rents collected more than thirty (30) days in advance until they are earned, sales, use and occupancy or other taxes on receipts required to be accounted for by the Borrower to any Governmental Authority, security deposits, utility and other similar deposits, refunds and uncollectible accounts, proceeds from the sale of furniture, fixtures and equipment, insurance proceeds (other than business interruption or other loss of income insurance) and condemnation proceeds, and any disbursements to the Borrower from the Interest and Tax Reserve Collateral Account (as defined in the Interest and Tax Reserve Pledge Agreement).

“Guaranties and Indemnification Agreements”: Collectively, the Guaranty of Payment, Guaranty of Completion, Guaranty of Interest and Expenses, Bad Acts Guaranty, and the Environmental Indemnification Agreement.

“Guarantor”: Clipper Realty Inc., a Maryland corporation.

“Guaranty of Completion”: That certain Guaranty of Completion dated as of the date hereof, given by the Guarantor to Administrative Agent.

“Guaranty of Interest and Expenses”: That certain Guaranty of Interest and Expenses dated as of the date hereof, given by the Guarantor to Administrative Agent.

“Guaranty of Payment”: That certain Guaranty of Payment, dated as of the date hereof, given by the Guarantor to Administrative Agent.

“HVCRE”: High Volatility Commercial Real Estate pursuant to the Basel III regulations.

“HVCRE Threshold”: With respect to the amount of cash equity which the Borrower is required to contribute to the Premises in accordance with the provisions of Section 2.8, that amount equal to the greater of (a) an amount equal to fifteen percent (15%) of the “Prospective Value at Completion”, as determined by the Appraisal obtained by Administrative Agent in connection with the closing of the Loans and (b) that amount required to be contributed by Borrower as cash equity to prevent the Premises and/or the Loans to be classified as HVCRE.

“Improvements”: Site improvements on the Land, including, but not limited to, the construction of a 246,768 gross square foot mixed-use building comprised of 240 residential apartments, 9,319 square feet of commercial space, and 84 parking spaces together with such facilities, amenities and other items as are set forth in the Plans or that may be required by Administrative Agent, any Local Authority or other Governmental Authority or local law, all of which must be constructed in accordance with the Plans (as that term is defined in the Building Loan Agreement).

“Intercreditor Agreement”: That certain Intercreditor Agreement dated on or about the date hereof between Administrative Agent and Mezzanine Lender.

“Interest and Tax Reserve Pledge Agreement”: That certain Interest and Tax Reserve Pledge Agreement, dated the date hereof, made by and between the Borrower and the Administrative agent, and any future amendments, modifications or supplements thereto.

“Land”: That certain parcel of land located at 953 Dean Street, Brooklyn, New York, designated as Block 1134, Lot 96 f/k/a old lots 2, 11, 12, 96 and 97 on the Tax Map of the City of New York, Kings County, and more particularly described in Schedule A.

“Loans”: Collectively, the Acquisition Loan, the Building Loan and the Project Loan, to be made by the Lenders in the aggregate principal sum of up to $115,000,000.00.

“Loan Documents”: This Agreement, the Fee Letter, the Building Loan Agreement, the Project Loan Agreement, the Notes, the Mortgages, the Guaranty of Completion, the Guaranty of Payment, the Guaranty of Interest and Expenses, the Bad Acts Guaranty, the Environmental Indemnification Agreement, and any other documents now, previously or hereafter executed or delivered in connection with the Loans and or defined as “Loan Documents” under the Building Loan Agreement, the Project Loan Agreement, or any of the Mortgages.

“Loan Participant”: Either individually or collectively, Bank Leumi Le-Israel BM and Mizrahi-Tefahot Bank.

“Local Authority”: Any Governmental Authority which exercises jurisdiction over the Premises or construction thereon.

“Manager”: means David Bistricer, a natural person.

“Material Adverse Effect”: As defined in the Mortgages.

“Member”: means Dean Member LLC, a Delaware limited liability company, the sole member of Mortgagor.

“Mezzanine Lender”: BADF 953 Dean Street Lender LLC.

“Mezzanine Loan”: That certain loan in the principal sum of up to $8,000,000.00 given by Mezzanine Lender to Member.

“Mortgages”: Collectively, the Acquisition Loan Mortgage, the Building Loan Mortgage and the Project Loan Mortgage.

“Net Operating Income”: For any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period, as such amount may be adjusted by the Administrative Agent in its sole but reasonable discretion.

“Note”: An Acquisition Loan Note, Building Loan Note or Project Loan Note given by Borrower to a Lender, and “Notes” shall mean all Notes collectively.

“Operating Agreement”: The Amended and Restated Limited Liability Company Agreement of Borrower dated as of August 10, 2023.

“Operating Expenses”: For any period, the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Premises, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, real estate taxes, water and sewer rents and similar charges, management fees under any property management agreement, advertising expenses, payroll and employer and employment related taxes, computer processing charges, operational equipment or other lease payments as approved by the Administrative Agent, and other similar costs, but excluding: (i) depreciation, (ii) amortization (iii) Debt Service, (iv) Capital Expenditures, (v) amounts deposited into reserves required by the Loan Documents, and (vi) any non-recurring expenses.

“Permitted Lease”: (a) A commercial lease which is at a rent not less than the market rent, as reasonably determined by Borrower (and confirmed by Administrative Agent), and which, with respect to any commercial space which is subject to the Fresh Program, complies with the requirements of the Fresh Program, (b) a residential lease of an apartment at the Premises (i) which is on Borrower’s standard form of market-rate rent-stabilized apartment lease or affordable-housing apartment lease (which standard forms of market-rate rent-stabilized apartment lease and affordable-housing apartment lease shall be reasonably acceptable to and reasonably approved by the Administrative Agent and shall contain such riders in such form as shall be required under the Affordable New York Statute, the Affordable New York Rules and/or any other applicable legal requirements) without material modification, (ii) to an individual or individuals which intends to occupy the apartment in question and which is not affiliated with or related to Borrower or any Guarantor, (iii) which shall be at a rent not less than (x) in the case of market-rate leases, the market rent (or such lesser amount as shall be permitted under the Affordable New York Statute, the Affordable New York Rules and/or any other applicable legal requirements, as reasonably determined by Borrower (and confirmed by Administrative Agent), or (y) in the case of affordable-housing leases, the lesser of the market rent and the maximum regulated rent allowed by applicable law, as reasonably determined by Borrower (and confirmed by Administrative Agent), (iv) which shall provide for a term of not less than six (6) months and not more than two (2) years (but subject to legal renewals), and (v) which shall be subordinate by its terms to the Mortgages and all existing and future advances hereunder and thereunder, and to any renewal, modification, extension or increase to any of the foregoing, or (c) any other lease which is otherwise approved in writing by Administrative Agent, such approval not be unreasonably withheld, conditioned or delayed.

“Permitted Mezzanine Transfer”: A transfer of membership interests in the Borrower to the Mezzanine Lender (or its nominee) in connection with an enforcement of the remedies under the Mezzanine Loan or by deed or assignment in lieu of such foreclosure or enforcement, in each case to the extent permitted under the Intercreditor Agreement.

“Permitted Transfer” means (a) the transfer of a direct or indirect ownership interest in Borrower (i) by any of the direct or indirect owners of the Borrower to Affiliates, family members, trusts established for the benefit of such family members, or entities owned and controlled by any of the foregoing, or (ii) any other transfer of a direct or indirect ownership interest in Borrower made with the prior written consent of Administrative Agent (which may be given or denied in its sole discretion), provided that in all cases: (w) the transfer shall be limited to a 25% interest in the Borrower, (x) the Guarantor (or family members of the principals of Guarantor or trusts for the benefit thereof) shall continue to maintain their direct or indirect ownership interest in the Borrower, and (y) the Guarantor shall continue directly or indirectly to manage and control the Borrower, and (z) no transferee is a Prohibited Person or (b) a Permitted Mezzanine Transfer. Borrower shall provide Administrative Agent with prior written notice of a proposed Permitted Transfer together with copies of documentation evidencing same, and no such Permitted Transfer that does not otherwise need Administrative Agent’s consent shall be deemed effective until Administrative Agent shall have been given such written notice and shall have confirmed that the proposed transferee is not a Prohibited Person, and no such Permitted Transfer that needs Administrative Agent’s consent shall be deemed effective until Administrative Agent shall have been given such written consent and shall have confirmed that the proposed transferee is not a Prohibited Person.

“Person”: An individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Premises”: The Land and the Improvements existing or to be constructed on the Land, and the building materials, personal property, fixtures, furniture, equipment and other items described in the granting clause of the Mortgages and/or owned or to be owned and/or leased by Borrower and used in the construction or operation of the Improvements or any improvements situated or constructed on the Land.

“Prohibited Person” means any Person who (i) is on any U.S. Office of Foreign Asset Control or similar list, (ii) would, after giving effect to any transfer, cause Administrative Agent, any Lender, Borrower, any Guarantor or the Loan to be in violation of the USA Patriot Act of 2001, 31 U.S.C. Section 5318, or any similar law, rule or regulation imposed by any Governmental Authority, (iii) does not satisfy Administrative Agent’s or a Lender’s then standard “know your customer” requirements, or (iv) has provided insufficient information to Administrative Agent as to satisfy the Administrative Agent’s or a Lender’s then standard “know your customer” requirements.

“Project Loan”: That certain loan in the maximum amount of $15,604,438.00 made by the Lenders to Borrower to finance Project Loan Costs pursuant to the Project Loan Agreement, which Project Loan is evidenced by the Project Loan Notes and secured by, among other things, the Project Loan Mortgage.

“Project Loan Agreement”: That certain Project Loan Agreement by and among Administrative Agent, the Lenders and Borrower of even date herewith.

“Project Loan Costs”: Those costs which are not items constituting costs of the Improvements as contemplated by Section 22 of the New York Lien Law, as set forth on Schedule F.

“Project Loan Mortgage”: That certain Project Loan Mortgage and Security Agreement from Borrower to Administrative Agent in the amount of the Project Loan, dated as of the date hereof, encumbering the Premises as a third lien (subject only to the Acquisition Loan Mortgage and the Building Loan Mortgage) and securing repayment of the Project Loan.

“Project Loan Notes”: The Project Loan Notes given by Borrower to the Lenders in the aggregate principal sum of the Project Loan.

“Property”: All types of real, personal, tangible, intangible or mixed property.

“Required Lenders”: As of any date, (i) all Lenders if there are less than three (3) Lenders (which shall include the Lender then acting as Administrative Agent) or (ii) if there are three (3) or more Lenders (which shall include the Lender then acting as Administrative Agent), then Lenders whose Committed Amounts are 66 2/3% of the Total Committed Amount; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the Committed Amounts shall be redetermined, for voting purposes only, to exclude the Committed Amounts of such Defaulting Lenders.

“Requirement” or “Local Requirement”: Any law, ordinance, order, rule or regulation of a Governmental Authority or a Local Authority, respectively, including, but not limited to, laws, ordinances, orders, rules or regulations with regard to zoning, building or environmental matters.

“Tax”: Any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Tax on the Overall Net Income”: As to any Person, a Tax imposed by the country in which that Person’s principal office (and/or, in the case of the any of the Lenders, its domestic lending office) is located or by any political subdivision or taxing authority thereof or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

“Total Committed Amount”: The sum of the Committed Amounts of all Lenders.

“United States”: The United States of America (including the States thereof and the District of Columbia).

“Write-Down and Conversion Powers”: With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2    Principles of Construction

(a)    Other Loan Documents. All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto, unless otherwise defined therein. In the event of any conflict between a defined term in this Agreement and a defined term in any other Loan Document, the defined term in this Agreement shall prevail.

(b)    Accounting Terms. As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under the Approved Accounting Method.

(c)    Usage of Certain Other Words. The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein. The phrase “may not” is prohibitive and not permissive.

(d)    Plurals. Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

(e)    Computation of Periods. Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(f)    Fiscal Period. References in any Loan Document to a fiscal period shall refer to that fiscal period of Borrower.

(g)    Time. All references to time of day shall mean the then applicable time in New York, New York unless expressly provided to the contrary.

ARTICLE II
AMOUNT AND TERMS OF THE LOANS

Section 2.1    Advances of the Loans

Subject to the terms and conditions hereof, on the date hereof each Lender severally agrees to advance the Acquisition Loan to or on behalf of Borrower, and from and after the date hereof each Lender severally agrees to make advances of the Building Loan and the Project Loan to Borrower for amounts set forth in the Budget, provided that (i) each advance by a Lender shall not exceed such Lender’s Commitment Percentage of the Acquisition Loan, the Building Loan or the Project Loan, as applicable, (ii) the total of all advances of the Loans by a Lender shall not exceed such Lender’s Committed Amount of the Loans, and (iii) the Total Committed Amount of the Loans shall never exceed $115,000,000.00. All advances of the Building Loan shall be made pursuant to the terms of the Building Loan Agreement and hereof. All advances of the Project Loan shall be made pursuant to the terms of the Project Loan Agreement and hereof.

Section 2.2    Notes; Obligations for Principal and Interest

(a)    Notes. The advances of the Loans made by each Lender shall be evidenced by Notes of Borrower, with appropriate insertions therein as to date and principal amount and whether they are an Acquisition Loan Note, Building Loan Note or Project Loan Note, payable to the order of such Lender and representing the obligation of Borrower to pay the unpaid principal balance of the advances of the Acquisition Loan, the Building Loan and the Project Loan, as the case may be, made by such Lender, with interest thereon as prescribed therein. Each Note of each Lender shall be in an amount equal to such Lender’s Commitment Percentage of the Acquisition Loan, the Building Loan or the Project Loan, as the case may be. Each Note shall be dated the date of execution thereof and shall be substantially in the form of Exhibit B.

(b)    Interest and Payments. The Loans shall bear interest and shall be payable in the manner set forth in the Notes.

Section 2.3    Taxes

(a)    Payments to Be Free and Clear. Provided that all documentation, if any, then required to be delivered by any Lender or the Administrative Agent pursuant to subsection (b) has been delivered, all sums payable by Borrower under the Loan Documents shall be paid free and clear of and without any deduction or withholding on account of any Tax (other than a Tax on the Overall Net Income of any Lender (for which payment need not be free and clear but no deduction or withholding shall be made unless then required by applicable law)) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(b)    U.S. Tax Certificates. Each Lender that is organized under the laws of any jurisdiction other than the United States shall deliver to the Administrative Agent for transmission to Borrower, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof) or on the effective date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), such certificates, documents or other evidence, properly completed and duly executed by such Lender (including in the case of a foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E and/or, as applicable, IRS Form W-8IMY establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E and/or, as applicable, IRS Form W-8IMY establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, and/or, as applicable IRS Form W-8ECI) to establish that such Lender is not subject to deduction or withholding of United States federal income tax under the Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. Borrower shall not be required to pay any additional amount to any such Lender if such Lender shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if such Lender shall have satisfied such requirements on the Effective Date (in the case of each Lender listed on the signature pages hereof) or on the effective date of the Assignment and Acceptance Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection shall relieve Borrower of its obligation to pay any additional amounts in the event that, as a result of any change in applicable law, such Lender is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in the immediately preceding sentence.

Borrower hereby acknowledges that Lender will be eligible for the benefits of the exemption for portfolio interest under Section 881(c) of the Code, upon delivering to the Borrower on or prior to the Effective Date (and from time to time thereafter upon the reasonable request of the Borrower or as required by applicable law) (x) a properly completed and executed appropriate IRS Form W-8BEN-E and/or, as applicable, IRS Form W-8IMY and (y) a U.S. tax compliance certificate substantially in the form of Schedule C to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

Section 2.4    Use of Proceeds

The proceeds of the Acquisition Loan advanced by the Lenders shall be used solely to refinance the existing mortgages on the Premises. The proceeds of the Building Loan and Project Loan shall be used to complete the Improvements in accordance with the terms respectively of the Building Loan Agreement and the Project Loan Agreement.

Section 2.5    Administrative Agent’s Records

The Administrative Agent’s records regarding the amount of the Loans, each payment by Borrower of principal and interest on the Loans and other information relating to the Loans shall be presumptively correct absent manifest error.

Section 2.6    Extension of the Maturity Date

Borrower shall have the option to extend the term of the Loans beyond the initial Maturity Date of February 10, 2026 for one (1) term (the “First Extension Option”) of six (6) months (the “First Extension Period”) to August 10, 2026 (the “First Extended Maturity Date”), upon satisfaction of the following terms and conditions (the “First Extension Conditions”):

(1)    No Event of Default shall have occurred and be continuing at the time the First Extension Option is exercised and on the date that the First Extension Period is to commence;

(2)    Borrower shall notify Administrative Agent of its election to extend the Maturity Date as aforesaid at least twenty (20) days but not more than one hundred twenty (120) days prior to the initial Maturity Date;

(3)    Borrower shall have substantially completed the Improvements in accordance with the requirements of the Building Loan Agreement (including the issuance of a temporary or permanent certificate of occupancy for all of the residential apartments at the Improvements);

(4)    Borrower shall have complied with all of the conditions in the Building Loan Agreement governing the making of the last advance of the proceeds of the Loans;

(5)    Borrower shall have received final releases of lien from the General Contractor and all Subcontractors with respect of work, labor or materials supplied in connection with the construction of the Improvements to date;

(6)    Permitted Leases are in place for at least 25% (60 units) of the residential apartment units at the Improvements;

(7)    In connection with the exercise of the First Extension Option, Borrower shall have paid to Administrative Agent, for the ratable benefit of the Lenders, an extension fee equal to one quarter of one percent (0.25%) of the aggregate original Committed Amount of the Loans;

(8)    Borrower shall have deposited into the Interest and Tax Reserve Collateral Account an amount sufficient in the Administrative Agent’s reasonable discretion (taking into account any amount of the Loans remaining to be advanced for same) to pay interest on the Loans and carrying costs on the Premises (including taxes, insurance and any maintenance and operating expenses) through the First Extended Maturity Date, less the projected Gross Income from Operations with respect to the Premises available to be applied to such amounts; and

(9)    Borrower shall have timely paid all other reasonable out-of-pocket fees and expenses incurred by the Administrative Agent in connection with the extension of the Loans.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the First Extended Maturity Date in the event the First Extension Option is exercised and the First Extension Conditions have been timely satisfied.

Borrower shall have the option to extend the term of the Loans beyond the First Extended Maturity Date of August 10, 2026 for one (1) term (the “Second Extension Option”) of six (6) months (the “Second Extension Period”) to February 10, 2027 (the “Second Extended Maturity Date”), upon satisfaction of the following terms and conditions (the “Second Extension Conditions”):

(1)    No Event of Default shall have occurred and be continuing at the time the Second Extension Option is exercised and on the date that the Second Extension Period is to commence;

(2)    Borrower shall notify Administrative Agent of its election to extend the Maturity Date as aforesaid at least twenty (20) days but not more than one hundred twenty (120) days prior to the First Extended Maturity Date;

(3)    The Premises has in place Permitted Leases generating sufficient cash flow to yield a minimum Debt Service Coverage Ratio of 1.10 to 1.00 as determined by Administrative Agent;

(4)    In connection with the exercise of the Second Extension Option, Borrower shall have paid to Administrative Agent, for the ratable benefit of the Lenders, an extension fee equal to one quarter of one percent (0.25%) of the aggregate original Committed Amount of the Loans;

(5)    Borrower shall have deposited into the Interest and Tax Reserve Collateral Account an amount sufficient in the Administrative Agent’s reasonable discretion (taking into account any amount of the Loans remaining to be advanced for same) to pay interest on the Loans and carrying costs on the Premises (including taxes, insurance and any maintenance and operating expenses) through the Second Extended Maturity Date, less the projected Gross Income from Operations with respect to the Premises available to be applied to such amounts; and

(6)    Borrower shall have timely paid all other reasonable out-of-pocket fees and expenses incurred by the Administrative Agent in connection with the extension of the Loans.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the Second Extended Maturity Date in the event the Second Extension Option is exercised and the Second Extension Conditions have been timely satisfied.

Section 2.7    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 2.8    HVCRE Representation and Covenant.

Borrower has contributed and shall contribute (or cause to be contributed) cash equity in an amount sufficient to satisfy the HVCRE Threshold. A certificate of Administrative Agent setting forth the amount of cash equity necessary to satisfy the HVCRE Threshold as provided in this Section shall be conclusive absent manifest error. Borrower shall contribute (or cause to be contributed) such cash equity prior to or simultaneously with the closing of the Loans or, if such shortfall is determined thereafter, within ten (10) days after such determination by the Administrative Agent. In addition, if it is determined that the HVCRE Threshold is not being maintained, and such failure directly affects the amount of capital required to be maintained by a Lender (or any lending office of a Lender) or any corporation directly or indirectly owning or controlling a Lender, and the Lender shall have determined that such enactment, promulgation, change or compliance has the direct effect of reducing the rate of return on Lender’s (or such lending office’s or controlling corporation’s) capital or the asset value to the Lender (or such lending office or controlling corporation) of its portion of the Loans as a consequence, directly or indirectly, then, upon demand by the Administrative Agent or a Lender, the Borrower shall promptly pay to such Lender such additional amount or amounts as shall be sufficient to compensate the Lender (or such lending office or controlling corporation) for such reduction on the rate of return or asset value. The Administrative Agent’s or the Lender’s determination of such amount or amounts that will compensate the Lender (or such lending office or controlling corporation) for such reductions shall be made in good faith and presumed correct absent manifest error and shall be evidenced by a certification of such amount or amounts by the Administrative Agent or the Lender to the Borrower.

ARTICLE III
PAYMENTS

Section 3.1    Payments.

(a)    Each payment, including each prepayment, of principal and/or interest on the Loans shall be made by Borrower to the Administrative Agent at its office in funds immediately available to the Administrative Agent at such office by 2:00 p.m. on the due date for such payment, without deduction, set‑off or counterclaim, and, promptly upon receipt thereof by the Administrative Agent, shall be remitted by the Administrative Agent, in like funds as received, to the Lenders, at each Lender’s office, pro rata according to the aggregate outstanding principal balance of the Loans. With respect to any payment or prepayment of principal or interest on the Loans received by the Administrative Agent on a Business Day in immediately available funds and which is required to be distributed pursuant to this Agreement to the Lenders on a pro-rata basis as aforesaid, if such share thereof is not distributed to any Lender on such day, then the Administrative Agent shall pay interest on such amount received but not paid to such Lender for each day from the date such amount is so paid by Borrower to the Administrative Agent to, but excluding the date of payment to, such Lender at a rate per annum equal to the Federal Funds Rate.

(b)    If the Administrative Agent shall distribute to the Lenders any amount which, based on a notice to the Administrative Agent from Borrower was to be paid by Borrower, but which in fact was not paid, the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to each Lender with interest thereon, for each day from and including the date such amount is distributed to it to, but excluding the date of payment to, the Administrative Agent at a rate per annum equal to the Federal Funds Rate.

(c)    If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under this Agreement until all such unsatisfied obligations are fully paid.

ARTICLE IV
LOANS; ADVANCES

Section 4.1    Advance of the Acquisition Loan

On the date hereof, the Lenders have advanced the Acquisition Loan in full to or for the benefit of Borrower in order to refinance the existing mortgage loan on the Premises.

Section 4.2    Advances of the Building Loan

Upon Borrower’s fulfillment of the conditions for an advance of the Building Loan under the Building Loan Agreement and hereunder, the Lenders shall, subject to the provisions of this Agreement and the Building Loan Agreement, make an advance of the Building Loan to or for the benefit of Borrower as set forth in the Building Loan Agreement and herein.

Section 4.3    Advances of the Project Loan

Upon Borrower’s fulfillment of the conditions for an advance of the Project Loan under the Project Loan Agreement and hereunder, the Lenders shall, subject to the provisions of this Agreement and the Project Loan Agreement, make an advance Project Loan to or for the benefit of Borrower as set forth in the Project Loan Agreement and herein.

Section 4.4    Advances to the Administrative Agent by Each Lender

(a)    Prior to 2:00 P.M. three (3) Business Days before the date on which the requested advance is to be made, the Administrative Agent shall advise the Lenders thereof by facsimile or e-mail of the requested advance. Each applicable Lender shall fund its Commitment Percentage of each such requested advance no later than 1:00 P.M. on the date the requested advance is to be made.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any requested advance that such Lender will not make available to the Administrative Agent such Lender’s Commitment Percentage thereof, the Administrative Agent may assume that such Lender has made such amount available on such date in accordance with this Article IV and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Commitment Percentage of the applicable advance of the Loans available to the Administrative Agent, then such Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is in fact made available to Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s share of such advance. During any such time as such Lender fails to pay such amount to the Administrative Agent, Administrative Agent may elect to be deemed a Special Advance Lender in respect of such unpaid amount in accordance with Section 4.5.

(c)    If a Lender is an Israeli lender and is unable to effectuate a funding within such three (3) Business Days, such Lender shall not be deemed a Defaulting Lender provided such Lender (x) endeavors to notify Administrative Agent of its inability to so timely fund (but the failure to so notify shall not cause such Lender to be a Defaulting Lender), and (y) within three (3) Business Days after the original date specified for funding (i.e. six (6) Business Days in all after Administrative Agent’s original notice to the Lenders) such Lender shall fund such advance (it being understood that such Lender shall only be entitled to interest on an advance from and after the date such Lender advances same), and if Administrative Agent advances such Lender’s portion of an advance prior to such Lender’s advance thereof, Administrative Agent shall be entitled to interest thereon at the rate payable by Borrower until the date such Lender has advanced same. Notwithstanding the foregoing, a Lender’s time to fund shall be further extended for Israeli Lenders day for day for any days which constitute a Business Day but do not constitute a business day in Israel.

Section 4.5    Defaulting Lenders

(a)    If any Lender (a “Defaulting Lender”) shall for any reason fail to (i) make any respective advance of any of the Loans required pursuant to the terms of this Agreement, or (ii) pay its pro rata share of an advance or disbursement to protect the Premises or the lien of any of the Loan Documents therein, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or pro rata share of such advance; provided that such Lender gives the Defaulting Lender and the Administrative Agent two (2) Business Days prior notice of its intention to do so (it being agreed however that no prior notice need be given by Administrative Agent to make an election under Section 4.4 to be deemed a Special Advance Lender). The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Administrative Agent, then the Lender holding the greatest pro rata share and thereafter to each of the Lenders in descending order of their respective pro rata share or in such other manner as the Required Lenders (excluding the Defaulting Lender) may agree on. Any Lender making all or any portion of a Defaulting Lender’s pro rata share of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender”. Subject to a Defaulting Lender’s right to cure as provided in subsection (f), but notwithstanding anything else to the contrary contained in this Agreement, the Defaulting Lender’s interest in, and any amounts due to a Defaulting Lender under, the Loan Documents (including, without limitation, all principal, interest, fees and expenses) shall be subordinate in lien priority and to the repayment of all amounts (including, without limitation, interest) then or thereafter due or to become due to the other Lenders under the Loan Documents, and the Defaulting Lender thereafter shall have no right to participate in any discussions among and/or decisions by the Lenders hereunder and/or under the other Loan Documents. Further, subject to subsection (f) below, any Defaulting Lender shall be bound by any amendment to, or waiver or, any provision of, or any action taken or omitted to be taken by the Administrative Agent and/or the other Lenders under, any Loan Document which is made subsequent to the Defaulting Lender becoming a Defaulting Lender and, during such period, the Commitments of and outstanding principal amount held by such Defaulting Lender shall be disregarded in any determination requiring the approval of the Lenders or the Required Lenders hereunder.

(b)    In any case where a Lender becomes a Special Advance Lender (i) the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective interest in the Loans to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable) and (ii) the Defaulting Lender shall have no voting rights under this Agreement or any other Loan Documents (and its pro rata share shall be disregarded in determining whether any act or decision requiring the approval of the Required Lenders shall have been approved) so long as it is a Defaulting Lender. It is expressly understood and agreed that each of the respective obligations of the Lenders under this Agreement and the other Loan Documents, including to make advances of the Loans, to share losses incurred in connection with the Loans, including costs and expenses of enforcement of the Loans, to make advances to preserve the lien of the Loan Documents or to preserve and protect the Premises or to effect completion of the Improvements to be constructed pursuant to the Loan Documents, shall be without regard to any adjustment in the pro rata share occasioned by the acts of a Defaulting Lender. The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand. The Defaulting Lender shall have the right to repurchase the senior participation in its interest in the Loans from the Special Advance Lender pursuant to subsection (f) below by the payment of the Unpaid Amount.

(c)    A Special Advance Lender shall (i) give notice to the Defaulting Lender, the Administrative Agent, the Borrower and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advanced Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loans and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender, the Administrative Agent and each of the other Lenders of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation. Provided that the Administrative Agent has received notice of such participation, the Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by the Administrative Agent with respect to a Special Advance Lender’s senior participation as the Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loans out of the Defaulting Lender’s share of any such distributions.

(d)    A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from the Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the Unpaid Amount is fully repaid. Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.

(e)    Nothing contained in this Section shall release or in any way limit a Defaulting Lender’s obligations as a Lender hereunder and/or under any other of the Loan Documents or impair the Borrower’s right to exercise its remedies against such Defaulting Lender which remedies shall include, without limitation, the recovery of any losses, costs and expenses incurred as a result thereof. Each Defaulting Lender shall indemnify, defend and hold the Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents, except to the extent a Defaulting Lender became a Defaulting Lender due to the gross negligence or willful misconduct of the Administrative Agent and/or any Lender. The Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of subsection (c) above, set-off against any payments due to such Defaulting Lender for the claims of the Administrative Agent and the other Lenders pursuant to this indemnity.

(f)    A Defaulting Lender may cure a default arising out of its failure to fund its pro rata share of an advance or to make any respective payment required pursuant to this Agreement, and subject to the following, upon such cure shall no longer be deemed to be a Defaulting Lender, if, within twenty (20) days (the “Default Cure Period”) of such default, it pays the full amount of the Unpaid Amount to the Administrative Agent. If any Defaulting Lender pays the Unpaid Amount within the Default Cure Period (or thereafter with the consent of the Administrative Agent), such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by the Administrative Agent and/or the other Lenders under, any Loan Document which is made subsequent to the Lender’s becoming a Defaulting Lender and prior to its curing the default as provided in this subsection; provided that such amendment or waiver of action was taken in accordance with the provisions of this Agreement. A Defaulting Lender shall have absolutely no right to cure any default after the expiration of the Default Cure Period unless the Administrative Agent, in its sole discretion, elects to permit such cure.

ARTICLE V
REPRESENTATIONS, COVENANTS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, Borrower makes the following representations and warranties to the Administrative Agent and each Lender as of the date hereof.

Section 5.1    Authority

Borrower is a duly organized and validly existing limited liability company organized under the laws of the State of Delaware and authorized to do business in the State of New York. The Person executing this Agreement on behalf of the Borrower is duly authorized to execute this Agreement, and Borrower is duly authorized to enter into, execute, deliver and carry out the terms of this Agreement, to make the borrowings contemplated hereby, to execute, deliver and carry out the terms of the Notes, this Agreement, the Building Loan Agreement, the Project Loan Agreement, the Mortgages and the other Loan Documents, and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary action and are in full compliance with the Operating Agreement. The sole member of Borrower under the Operating Agreement is the Member and the manager of Borrower under the Operating Agreement is the Manager. The direct and/or indirect owners of Borrower are set forth on the organizational chart of Borrower and Member attached hereto as Exhibit C.

Member is a duly organized and validly existing limited liability company organized under the laws of the State of Delaware and authorized to do business in the State of New York. The Person executing the documents evidencing and securing the Mezzanine Loan on behalf of the Member is duly authorized to execute such documents, and the Member is duly authorized to enter into, execute, deliver and carry out the terms of the documents evidencing and securing the Mezzanine Loan, to make the borrowings contemplated thereby, to execute, deliver and carry out the terms thereof, and to incur the obligations provided for therein, all of which have been duly authorized by all proper and necessary action and are in full compliance with the operating agreement of the Member. The manager of the Member under its operating agreement is the Manager. The direct and/or indirect owners of the Member are set forth on the organizational chart of Borrower and Member attached hereto as Exhibit C.

Guarantor is a duly organized and validly existing corporation organized under the laws of the State of Maryland and authorized to do business in the State of New York. The Person executing the Guaranties and Indemnification Agreements on behalf of the Guarantor is duly authorized to execute such documents, and the Guarantor is duly authorized to enter into, execute, deliver and carry out the terms of the Guaranties and Indemnification Agreements, to make the guaranties and indemnifications contemplated thereby, to execute, deliver and carry out the terms thereof, and to incur the obligations provided for therein, all of which have been duly authorized by all proper and necessary action and are in full compliance with the resolutions, bylaws and other organizational documents of the Guarantor. The direct and/or indirect owners of the Guarantor are set forth on the organizational chart of Borrower and Member attached hereto as Exhibit C or as have been otherwise disclosed to Administrative Agent.

Section 5.2    Binding Agreement

The Loan Documents to which Borrower is a party constitute the valid and legally binding obligations of Borrower and are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

The Loan Documents to which Guarantor is a party constitute the valid and legally binding obligations of Guarantor and are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

Section 5.3    Required Consents

All consents, approvals and authorizations required for the execution, delivery and performance of this Agreement and all other Loan Documents and the borrowings contemplated hereby have been obtained, and no other consent, authorization or approval of, filing with, notice to, or exemption by, any Governmental Authority or other Person (except for those which have been obtained, made or given) is required to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents of the borrowings contemplated hereby or is required as a condition to the validity or enforceability of the Loan Documents. No provision of any applicable statute, law (including, without limitation, any applicable usury or similar law), rule or regulation of any Governmental Authority prevents the execution, delivery or performance of, or affects the validity or enforceability of, the Loan Documents.

Section 5.4    Solvency

Borrower is not insolvent (as such term is defined in Section 101(31) of the Bankruptcy Code of 1978, as amended) and will not be rendered insolvent (as such term is defined in Section 101(31) of the Bankruptcy Code of 1978, as amended) by execution of this Agreement, the Building Loan Agreement, the Project loan Agreement, the Notes, the Mortgages, the documents evidencing and securing the Loans or consummation of any of the transactions contemplated thereby.

Section 5.5    Changes in Structure and Ownership of Borrower

Neither the structure of Borrower or the Member nor the direct or indirect ownership of Borrower or the Member may be changed from that existing on the date hereof (other than in connection with a Permitted Transfer).

Section 5.6    Mezzanine Loan

Notwithstanding anything to the contrary set forth in this Agreement or in the Building Loan Agreement, the Project Loan Agreement, the Acquisition Loan Mortgage, the Building Loan Mortgage, the Project Loan Mortgage or any other Loan Document to the contrary, Member, Borrower’s sole member, is permitted to enter into the Mezzanine Loan with Mezzanine Lender in accordance with certain mezzanine loan documents dated on or about the date hereof listed on Exhibit D. It is expressly understood and agreed that (i) the Administrative Agent hereby agrees to comply with the terms of the Intercreditor Agreement for the benefit of the Lenders, (ii) the Intercreditor Agreement may only be modified or amended with the unanimous written consent of all of the Lenders, and (iii) any action taken by the Administrative Agent and the Lenders with respect to the Mezzanine Loan not otherwise required to be taken pursuant to the terms of the Intercreditor Agreement may only be taken with the unanimous written consent of all of the Lenders.

ARTICLE VI
DEFAULT

Section 6.1    Events of Default

The following shall constitute Defaults hereunder and, after the giving of notice and the passage of time as provided in Section 6.2, shall constitute Events of Default:

(a)    The failure of Borrower to observe or perform any covenant or agreement contained in this Agreement; or

(b)    The occurrence of an Event of Default under (and as that term is defined respectively in) the Notes, the Building Loan Agreement, the Project Loan Agreement or the Mortgages.

Section 6.2    Events of Default; Cure Periods

The Defaults heretofore described shall constitute Events of Default hereunder upon the giving of the following notice, if applicable, and the passage of the following time:

(i)    with respect to any Default in payment of principal under subsection (a) of Section 6.1, immediately after the same shall become due and payable, whether at maturity or by acceleration or otherwise;

(ii)    with respect to any Default in payment of interest under subsection (a) of Section 6.1, five (5) Business Days after Administrative Agent has given Borrower written notice of such Default, and in connection with other monetary defaults (other than a payment of principal, for which there is no grace period), ten (10) days after Administrative Agent has given Borrower notice of such Default;

(iii)    with respect to any Default under subsection (a) of Section 6.1, other than payment defaults under this Agreement, thirty (30) days after the date Borrower has notice of such Default, provided that if such Default is not curable within such thirty (30) day period then Borrower shall have an additional period to cure same not to exceed sixty (60) days (i.e. ninety (90) days in all), provided Borrower has commenced to cure the Default during the initial thirty (30) day period and is at all times diligently and continuously proceeding to cure such Default and such Default shall not have a Material Adverse Effect; and

(iv)    with respect to any Default under subsection (b) of Section 6.1, which is not also a Default under subsection (a) of Section 6.1, there shall be no additional requirement that the Administrative Agent give notice of default hereunder and there shall be no opportunity to cure hereunder (other than the notice and opportunity to cure expressly set forth with respect to an Event of Default in each of the Loan Documents referenced in said subsection (b)).

ARTICLE VII
GENERAL PROVISIONS

The following provisions shall be applicable throughout the term of this Agreement:

Section 7.1    No Waiver

No advance of proceeds of the Loans hereunder shall constitute a waiver of any of the conditions of Lenders’ obligation to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such waiver have the effect of precluding the Lenders from thereafter declaring such inability to be an Event of Default as hereinabove provided.

Section 7.2    Conditions for Sole Benefit of Lenders

All conditions to the obligations of the Lenders to make advances hereunder are imposed solely and exclusively for the benefit of the Lenders and their assigns and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Lenders will refuse to make advances in the absence of strict compliance with any or all thereof and no other person shall, under any circumstances, be deemed to be the beneficiary of such conditions, any or all of which may be freely waived in whole or in part by the Lenders at any time if in its sole discretion it deems it advisable to do so, it being further understood that the Lenders and their participants shall have no obligation to see to it that the Improvements are properly and/or timely completed.

Section 7.3    Lien Law

Pursuant to Section 13 of the Lien Law of the State of New York, Borrower will receive the advances to be made hereunder and will hold the right to receive the same as a trust fund for the purpose of first paying the “costs of the improvements,” as such term is defined in such Lien Law, before using any part thereof for any other purpose.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.1    Appointment

Each Lender hereby irrevocably designates and appoints Valley National Bank as the Administrative Agent of such Lender under the Loan Documents and each Lender hereby irrevocably authorizes Valley National Bank, as the Administrative Agent for such Lender, to take such action for the benefit of such Lender and on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in any Loan Document, (i) the Administrative Agent shall not have any duties or responsibilities other than those expressly set forth therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent; and (ii) provided no Event of Default then exists, Valley National Bank shall not (unless requested or required to do so by a Governmental Authority) voluntarily resign as Administrative Agent prior to the date upon which the Loans have been fully funded (it being agreed that such restriction on resignation is for the benefit of Borrower and Borrower is entitled to rely on same, notwithstanding anything to contrary contained herein).

Section 8.2    Delegation of Duties

The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties.

Section 8.3    Exculpatory Provisions

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Administrative Agent for its own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower or the Guarantor or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, perfection, enforceability or sufficiency of any of the Loan Documents or for any failure of Borrower or the Guarantor or any other Person to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of Borrower or the Guarantor. The Administrative Agent shall not be under any liability or responsibility whatsoever, as Administrative Agent, to Borrower or the Guarantor or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender of any of its obligations under any of the Loan Documents.

Section 8.4    Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, fax, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, Administrative Agent’s Counsel or any counsel to Borrower or the Guarantor), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Lender in its Loans and in its Notes until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent. The Administrative Agent shall not be under any duty to examine or pass upon the validity, effectiveness, enforceability, perfection or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or all Lenders if required by any of the terms of this Agreement) as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders (or all Lenders if required by any of the terms of this Agreement), and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

Section 8.5    Notice of Default

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice thereof from a Lender, Borrower or the Guarantor. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders and Borrower. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or otherwise provided in accordance with Section 8.11, provided, however, that unless and until the Administrative Agent shall have received such directions and/or as otherwise provided in Section 8.11, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders and only with respect to Emergency related actions.

Section 8.6    Non‑Reliance on Administrative Agent and Other Lenders

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in‑fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent, including any review of the affairs of Borrower or the Guarantor, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of Borrower and the Guarantor and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of Borrower and the Guarantor. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of Borrower and the Guarantor which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.

Section 8.7    Indemnification

Each Lender agrees severally to indemnify and reimburse the Administrative Agent in its capacity as such (to the extent not promptly reimbursed by Borrower and without limiting the obligation of Borrower or the Guarantor to do so), pro rata according to the outstanding principal balance of the Loans (or at any time when no Loans are outstanding, according to its Committed Amount), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including, without limitation, any amounts paid to the Lenders (through the Administrative Agent) by Borrower pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the finally adjudicated gross negligence or willful misconduct of the Administrative Agent. Without limitation of the foregoing, each Lender severally agrees to reimburse the Administrative Agent promptly upon demand for its pro rata share of any costs, fees and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by Borrower hereunder, to the extent that the Administrative Agent has not been paid such fees or has not been reimbursed for such costs and expenses, by Borrower or the Guarantor. Any such indemnification or reimbursement paid by the Lenders to the Administrative Agent shall be considered to all matters and extent an integral part of the Loans, due and payable by the Borrower to the Lenders. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its pro rata share of any amount required to be paid by the Lenders to the Administrative Agent as provided in this Section shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its pro rata share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s pro rata share of such amount. The agreements in this Section shall survive the payment of all amounts payable under the Loan Documents.

Section 8.8    Administrative Agent in Its Individual Capacity

Valley National Bank and its respective Affiliates may make loans to, accept deposits from, issue letters of credit for the account of, and generally engage in any kind of business with, Borrower or the Guarantor or any Affiliate of Borrower or Guarantor as though Valley National Bank were not Administrative Agent hereunder. With respect to the Notes issued to Valley National Bank and the Loans made by Valley National Bank, as a Lender, Valley National Bank shall have the same rights, powers and obligations under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall in each case include Valley National Bank.

Section 8.9    Successor Administrative Agent

(a)    Subject to any restrictions on Administrative Agent’s right to resign under the terms of Section 8.1 hereof, if at any time the Administrative Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notice of its resignation as Administrative Agent under the Loan Documents, such resignation to be effective upon the earlier of the written acceptance of the duties of the Administrative Agent under the Loan Documents by a successor Administrative Agent and the 30th day after the date of such notice. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment in writing within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank or other financial institution organized under the laws of the United States of America or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000.

(b)    Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent’s rights, powers, privileges and duties as Administrative Agent under the Loan Documents shall be terminated. Borrower and the Lenders shall execute such documents as shall be reasonably necessary to effect such appointment. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. If at any time there shall not be a duly appointed and acting Administrative Agent, Borrower agrees to make each payment due under the Loan Documents directly to the Lenders entitled thereto during such time upon the direction of the Administrative Agent to do so.

Section 8.10    Information

The Administrative Agent agrees to request from Borrower from time to time any information as any Lender may in a notice to the Administrative Agent reasonably request that it obtain from Borrower, so long as the Administrative Agent is entitled to make such a request therefor to Borrower. The Administrative Agent will from time to time provide the Lenders with such other information as it may have received from Borrower which it deems material and advisable to provide to the Lenders, it being understood that without limiting the foregoing, any information pertaining to any Event of Default or suspected Default which Administrative Agent reasonably believes is likely to become an Event of Default shall be considered material and advisable to provide to the Lenders. In addition, any such material information shall be promptly forwarded to the Lenders. Administrative Agent will upon request certify to the Lenders the outstanding principal balance of the Loans as of September 30th of each calendar year,

Section 8.11    Procedures Upon Default by Borrower

(a)    Consultation. Upon the occurrence of an Event of Default, and within ten (10) Business Days after written notification to the Lenders by Administrative Agent of such Event of Default (a “Default Notice”) or within such shorter period of time (which in no event shall be less than two (2) Business Days) after notification as may reasonably be deemed advisable by Administrative Agent in the case of an Emergency (including, without limitation, making protective advances that Administrative Agent determines are necessary to protect or maintain the Premises), the Lenders shall consult to determine an acceptable course of action to take with respect to such Event of Default and then the Required Lenders shall direct Administrative Agent to pursue such course of action without delay and with due diligence. For that purpose, the Administrative Agent will arrange conference calls, on a regular basis, at a date and time during normal business hours (New York City time) to be agreed upon by the Required Lenders, and shall invite, in advance thereof, each of the Lenders to join same for the purpose of up-dating the Lenders on the status of such enforcement actions and resolving the desired course of action. Any such Default Notice shall inform the Lenders of the procedures required under this Section and direct the Lenders to so consult. In the event that any Lender fails to participate in the Lenders’ consultation conference held by the Administrative Agent, after being given reasonable opportunity by the Administrative Agent to so participate, within such ten (10) Business Day period (or applicable shorter period of time) such Lender shall be deemed to have consented to the vote of the Required Lenders with respect to the course of action chosen at such conference. After such consultation period, Administrative Agent shall inform the Lenders of any action that Administrative Agent takes in connection with such course of action and, with respect to any action that is material in nature, the results from taking such planned course of action as and when the same occurs. Notwithstanding the foregoing, upon the occurrence of an Emergency Administrative Agent may take any of the Emergency actions after a Default (and prior to consultation with the Lenders) that Administrative Agent, in its reasonable judgment, deems necessary to protect the Premises and maintain the lien of the Mortgages in accordance with the terms of this Agreement. Notwithstanding any of the foregoing, in no event shall the provisions of this Section or the chosen course of action require Administrative Agent or any Lender to take an action which would cause the Administrative Agent or such Lender to be in violation of any applicable legal or regulatory requirements.

(b)    Proposal by Administrative Agent. If the Required Lenders cannot agree upon an acceptable course of action to pursue within fifteen (15) Business Days after any such decision is requested by Administrative Agent or within such shorter period of time as may reasonably be deemed advisable by Administrative Agent in the case of an Emergency (including, without limitation, making protective advances that Administrative Agent determines are necessary to protect or maintain the Premises), Administrative Agent shall propose to the Lenders in writing such action as it shall deem advisable in the interest of the Lenders, including the taking of any action otherwise prohibited under this Agreement without the prior consent of the Lenders (but such action shall not include waiving of a material Event of Default or entering into any agreement restructuring the Loans) and such action may be implemented by Administrative Agent if the Required Lenders shall agree with such proposed action; provided, that any foreclosure proceedings shall be conducted at the direction of the Required Lenders, and in such instance of commencing foreclosure proceedings the Administrative Agent shall exercise the rights and remedies thereunder, including, without limitation, the rights and remedies provided under the Loan Documents; provided, further, that if, at any time the Required Lenders shall direct that a different or additional remedial action be taken (or for Administrative Agent to refrain from any such action) from that already undertaken by Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent in accordance with the terms of this Agreement shall be valid and binding on each of the Lenders to the extent such do not subject any of the Lenders to a violation of any applicable law or regulation.

(c)    Failure to Agree. If there shall be a disagreement among the Lenders and Administrative Agent as to whether a particular event or circumstance constitutes an Event of Default under the Loan Documents, Administrative Agent (whether on its own accord or at the request of any Lender) shall be entitled to put the resolution of such dispute to a vote by the Lenders, and the decision of the Required Lenders shall control, it being agreed that any Lender who fails to vote within twenty (20) Business Days after a written request therefor, or in the case of an Emergency, within such shorter period of time as may reasonably be deemed advisable by Administrative Agent, shall be deemed to have voted against such event or circumstance constituting an Event of Default. In the event the Required Lenders are unable to agree upon a course of action within the period afforded in this Agreement set forth in subsection (b) above, the Administrative Agent shall commence foreclosure proceedings, provided that (1) the Administrative Agent may, under its judgment, postpone commencing such proceedings for a period of up to 60 days after the occurrence of the Event of Default (provided any further extension shall require the written consent of the Required Lenders), and (2) as of commencement of the foreclosure proceedings, any decision to terminate and/or rescind from such proceedings shall require the written consent of the Required Lenders. If foreclosure is the action taken, then, after payment of all costs and expenses of foreclosure and collection, Administrative Agent shall promptly remit to Lenders all net proceeds received by Administrative Agent as a consequence of such foreclosure proceeding (which shall be paid within five (5) Business Days of receipt by Administrative Agent), including, without limitation, net proceeds of foreclosure sale net income from operation of the Premises and the Improvements pending liquidation, and net proceeds of any resale of the Premises to the Person entitled thereto in accordance with the terms of this Agreement. If the Premises are acquired through foreclosure, deed in lieu of foreclosure or otherwise, each Lender shall have an undivided interest in the Premises equal to its Commitment Percentage and title shall be taken in the name of a single purpose entity owned by the Lenders (or their respective nominees). If such title is taken, the Lenders waive any statutory or common law right of partition or any other similar rights or remedies and Administrative Agent shall prepare a recommended course of action for the Premises, which shall include a budget for expenses (a “Post-Foreclosure Plan”) and submit such Post-Foreclosure Plan to the Lenders for approval by the Required Lenders. If the Required Lenders have not approved such Post-Foreclosure Plan within 30 days following its submission to the Lenders, then any Lender may submit an alternative Post-Foreclosure Plan to Administrative Agent and Administrative Agent shall submit such alternative Post-Foreclosure Plan to the Lenders for approval by the Required Lenders. If the Required Lenders have not approved any Post-Foreclosure Plan within ninety (90) days after the initial Post-Foreclosure Plan was submitted to the Lenders, then Administrative Agent shall select a course of action for the Premises, which course of action may include the taking of any action otherwise prohibited under this Agreement without the prior consent of the Lenders, and that course of action shall control and may be implemented by Administrative Agent not earlier than seven (7) Business Days after Administrative Agent informs the Lenders in writing of such course of action; provided, that (x) such course of action shall not be to hold the Premises as a permanent investment but instead to operate, manage and maintain the Premises with a view toward disposing of the Premises at a time designed to maximize return to the Lenders and in any event within a time period consistent with the regulations applicable to national banks for owning real estate and (y) if, at any time the Required Lenders shall direct that a different or additional action be taken from that already undertaken by Administrative Agent, such different or additional action shall be taken in lieu of or in addition to, such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent shall be valid and binding on each of the Lenders (provided that, if the Required Lenders cannot agree amongst themselves with the course of action recommended by Administrative Agent, the decision of Administrative Agent shall control); provided, further, that in no event or under any circumstance shall any action be undertaken which is illegal or which in the good faith opinion of Administrative Agent or in the good faith opinion of any Lender (after consultation in either case with outside counsel) would expose Administrative Agent or any such Lender to material contractual, tort or other liability.

(d)    Administrative Agent’s Rights. If the Premises are acquired by foreclosure, deed in lieu of foreclosure or otherwise, Administrative Agent shall operate, manage, maintain and develop the Premises, and effect a disposition thereof, in accordance with the Post-Foreclosure Plan. Each Lender shall promptly execute and deliver to Administrative Agent all documents and instruments which may be reasonably requested or required by Administrative Agent to enable Administrative Agent to operate, manage, maintain and develop the Premises and the Improvements and to effect a disposition thereof in accordance with the Post-Foreclosure Plan in accordance with the provisions hereof.

(e)    Administrative Agent Costs. The Lenders shall share in accordance with their respective Commitment Percentage any actual losses, liabilities, expenses or costs (including, without limitation, reasonable attorneys’ fees) sustained or incurred by Administrative Agent or any Lender as a result of any action taken or not taken by Administrative Agent in accordance with the provisions hereof, and shall remit to Administrative Agent (for appropriate distribution) their respective shares thereof within fifteen (15) Business Days after request therefor by Administrative Agent, it being agreed that if a Lender shall fail to remit its share of any such loss, expense, cost or liability when due, such share shall thereafter bear interest at a rate per annum (calculated for the actual number of days elapsed on the basis of a 360 day year) equal to the Federal Funds Rate until paid which interest shall be payable by such Lender upon demand of Administrative Agent and shall be distributed upon payment by Administrative Agent to the party or parties to whom such share of any such loss, expense, cost or liability is due.

(f)    Protective Advances. Without the Required Lenders’ prior approval, Administrative Agent may make advances (i) in the case of an Emergency, (ii) to pay taxes and insurance for the Premises, or (iii) to make any other protective advances in any calendar year of up to an aggregate amount of (x) $500,000.00.

(g)    Provisions of this Section Binding on All Loan Documents. Notwithstanding anything set forth in any other Loan Document and for the avoidance of doubt, it is expressly agreed that the provisions of this Section 8.11 shall control the procedures for enforcement under any other Loan Document.

Section 8.12    No Reliance

The provisions of this Article are for the exclusive benefit of the Administrative Agent, Valley National Bank and the Lenders. Borrower shall not be entitled to rely on any of the provisions of this Article unless expressly so provided for by any Section of this Article.

Section 8.13    Anti-Money Laundering Laws

As more particularly set forth in the Mortgages, Borrower has agreed to comply with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and provide the Administrative Agent with such information as may reasonably be required to obtain, verify and record in order to comply with the Patriot Act and the rules and regulations issued thereunder and any customer identification program established by Administrative Agent pursuant to the Patriot Act and such regulations. The Borrower agrees that it shall also provide such information to each Lender and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative  Agent and the Lenders in maintaining compliance with any customer identification program established by a Lender pursuant to any applicable anti-money laundering rules and regulations, including, without limitation, the Patriot Act and any similar laws, rules and regulations of the State of Israel applicable to such Lender.

ARTICLE IX
OTHER PROVISIONS

Section 9.1    Amendments and Waivers

(a)    Amendments and Waivers. The Administrative Agent and Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and the Administrative Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default and its consequences; provided, however, that:

(i)    no such amendment, supplement, modification, waiver or consent shall, without the consent of all of the Lenders (other than any Defaulting Lenders):

(1)    increase the Committed Amount of any Lender or the Total Committed Amounts or subject the Lenders to any additional obligation;

(2)    extend the Maturity Date;

(3)    decrease the rate (other than waiving the Default Rate or late fees), or change or forgive the principal amount of, or change the pro rata allocation of payments under, any Note;

(4)    reduce the amount of any fees payable to the Lenders hereunder;

(5)    postpone any date fixed for any payment of principal of, or interest on, the Loans, or for the payment of fees or any other monetary obligation of Borrower or any Guarantor;

(6)    release all or any part of the collateral for the Loans except as is contemplated in this Agreement or the other Loan Documents;

(7)    reduce the amount of the Equity Contribution as defined in and required under the Building Loan Agreement;

(8)    release the obligations of Guarantor other than in accordance with the terms of the Loan Documents, or permit the transfer of more than 10% of the direct or indirect ownership interest in the Borrower other than in accordance with the terms of the Loan Documents;

(9)    amend this Agreement or any other provision of the other Loan Documents as such affects the substance of the definition of “Required Lenders” and the required percentages of Lenders to the amendments, supplements, modifications, waivers and/or consents listed hereinabove or below; or

(10)    amend or modify the Intercreditor Agreement or take any action relating to the Permitted Mezzanine Loan not otherwise specifically set forth pursuant to the terms of the Intercreditor Agreement;

(ii)    without the consent of the Required Lenders, Administrative Agent shall not (a) consent to a change in the Budget if such change results in an increase thereof of $2,000,000.00 or more in the aggregate throughout the project (except that no such consent is required with respect to Change Orders approved under the Loan Documents and/or Budget increases with respect to which Borrower has contributed cash equity sufficient to maintain the Budget in balance), (b) consent to a change in any required occupancy hurdles for residential apartments by 5% or more in the aggregate (c) grant a waiver for longer than ninety (90) days with respect to (a) achievement of 90% or less of apartment rental hurdles or (b) cost increases of 5% or more of the Budget (in the aggregate) (except that no such consent shall be required with respect to Change Orders approved under the Loan Documents and/or Budget increases with respect to which Borrower has contributed cash equity sufficient to maintain the Budget in balance), (d) agree to reduce the minimum required rental of any residential apartment by 5% or more (individually or pursuant to multiple reductions in the aggregate), (e) waive the existence of a lien of $500,000.00 or more not otherwise permitted under the Loan Documents, (f) waive for more than thirty (30) days an Event of Default resulting from the cessation of construction of the Improvements; and

(iii)    without the written consent of Valley National Bank, no such amendment, supplement, modification or waiver shall amend, modify or waive any of the rights or obligations of the Administrative Agent hereunder or under the other Loan Documents.

(b)    Provisions Affecting Amendments and Waivers. Any such amendment, supplement, modification or waiver shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable Loan Document, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the parties to the applicable Loan Document, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, and any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon. The Loan Documents may not be amended orally or by any course of conduct.

(c)    To the extent any consent is requested under this Agreement or the other Loan Documents, Administrative Agent will provide the Lenders with written notice of any request, item, or other matter requiring such consent, along with such other materials and/or information which Administrative Agent has been provided with by the Borrower and/or the Borrower’s agents and representatives in such regard. To the extent a Lender does not provide a response approving or denying such request within a period of time equal to the shorter of (i) five (5) Business Days of receipt of such notice, or (ii) such period of time afforded to the Administrative Agent to respond to the Borrower under the Loan Documents, as applicable and as the context may require, the request shall be deemed to be disapproved by such Lender.

(d)    Parties Benefiting from this Section. The provisions of this Section are for the benefit of the Administrative Agent and the Lenders only, except as otherwise expressly set forth herein.

(e)    Provisions of this Section Binding on All Loan Documents. Notwithstanding anything set forth in any other Loan Document and for the avoidance of doubt, it is expressly agreed that the provisions of this Section 9.1 shall control any amendment, supplement, modification, waiver or consent of any other Loan Document.

Section 9.2    Assignments and Participations

(a)    Binding Obligations; No Assignment by Borrower. The Loan Documents shall be binding upon and inure to the benefit of Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that Borrower may not assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Administrative Agent, except as may be expressly permitted under the terms of the Loan Documents.

(b)    Assignments. Each Lender shall have the right at any time, upon written notice to the Administrative Agent of its intent to do so, to sell, assign, transfer or negotiate all or any part of such Lender’s rights under the Loan Documents to (1) one or more of its Affiliates (provided the Affiliate controls, is controlled by, or is under common control with such Lender (such Affiliate being herein referred to as a “Control Affiliate”); and provided further that such Affiliate has adequate resources to thereafter fund its obligations under the Loan Documents), (2) to one or more of the other Lenders (or to Control Affiliates (provided the Control Affiliate has adequate resources to thereafter fund its obligations under the Loan Documents) of such other Lenders), (3) to an Eligible Assignee, or (4) with the prior written consent of the Administrative Agent and the prior written consent of Borrower (which consent of Borrower shall not be unreasonably withheld and which consent of Borrower shall not be required if an Event of Default exists), to any other bank, insurance company, pension fund, mutual fund or other financial institution (it being agreed that the Lenders and their respective Affiliates thereof and each Loan Participant and Affiliates thereof are approved assignees), provided that (i) each such sale, assignment, transfer or negotiation (other than sales, assignments, transfers or negotiations (x) to Affiliates of such Lender or (y) of a Lender’s entire interest) shall be in a minimum amount of $2,000,000.00 and increments of $500,000.00 in excess thereof (or such lesser amount as would constitute the balance of a Lender’s interest in the Loans and all Commitments), (ii) each such sale, assignment or transfer must be of an equal pro rata share of such Lender’s interest in the Acquisition Loan, Building Loan and Project Loan, and (iii) there shall be paid to the Administrative Agent by the assigning Lender a fee (the “Assignment Fee”) of $4,500.00 (or $7,500.00 in the case of a Defaulting Lender). For each assignment, the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording an Assignment and Acceptance Agreement. Upon such execution, delivery, acceptance and recording by the Administrative Agent, from and after the effective date specified in such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and a party under the Building Loan Agreement and Project Loan Agreement and the other Loan Documents and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall, subject to the terms of this Section, be released from its obligations under the Loan Documents. Borrower agrees upon written request of the Administrative Agent to execute and deliver (1) to such assignee, Notes, each dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the respective interest in the Loans or portion thereof assigned to such assignee, (2) to such assignor Lender (if less than all of such Lender’s interests in the Loans are assigned), Notes, each dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the balance of such assignor Lender’s interest in the Loans and (3) to the Administrative Agent, if required by it, amendments to the Building Loan Agreement in form for filing in the Kings County Clerk’s Office identifying the new Lender’s interest in the Loans. It is intended that each such new Notes shall, upon the effective date of such assignment, amend and restate the indebtedness under the Notes they replace. It shall be in the discretion of the Administrative Agent to obtain the new Notes if the assignee Lender does not require such new Notes. The issuance of such replacement Notes and/or the surrender of the Notes so replaced shall not be deemed the making of new advances, nor shall it be construed as evidence of the payment or prepayment of the indebtedness that is restated by such new Notes. Upon any such sale, assignment or other transfer, the Administrative Agent shall adjust its records to reflect the new Committed Amounts of each Lender and shall deliver a new Schedule B to Borrower and each Lender reflecting (i) such new Committed Amounts, (ii) the office of each Lender, and (iii) the address for notices of each Lender. Each party shall be responsible for its own legal fees and expenses in connection with an assignment, it being understood that Borrower shall not be obligated to pay the fees and expenses of Administrative Agent or any Lender in connection with an assignment by a Lender other than the initial Syndication. Anything to the contrary herein notwithstanding, the restrictions on assignments contained in this subsection (b) shall be for the benefit of Borrower, the Administrative Agent and the Lenders and they shall be entitled to rely on them.

(c)    Participations. Each Lender may grant participations in all or any part of its interest in the Loans, its Notes and its Committed Amount to one or more of its Affiliates (including but not limited to a Loan Participant), or, with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld) to one or more banks, insurance companies, financial institutions, pension funds or mutual funds, provided that such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties to the Loan Documents for the performance of such obligations, Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents, any participant that has purchased a participation interest in the Loans from a Lender may not sell a participation interest in such participant’s interest in the Loans, and the voting rights of any holder of any participation shall be limited to decisions on those matters set forth in Section 9.1(a). Borrower acknowledges and agrees that any such participant shall for purposes of Section 2.3 be deemed to be a “Lender”; provided, however, Borrower shall not, at any time, be obligated to pay any participant in any interest of any Lender hereunder any sum in excess of the sum which Borrower would have been obligated to pay to such Lender in respect of such interest had such Lender not sold such participation.

(d)    Tax Certificates. If any assignment is made pursuant to subsection (b) above or any participation is granted pursuant to subsection (c) above, to any Person that is not a U.S. Person, such Person shall furnish such certificates, documents or other evidence to Borrower and the Administrative Agent, in the case of clause (i) and to Borrower and the Lender which sold such participation in the case of clause (ii), as shall be required by Section 2.3.

(e)    Obligations after Assignment. No Lender shall, as between and among Borrower, the Administrative Agent and such Lender, be relieved of any of its obligations under the Loan Documents as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Loans, its Committed Amount or its Notes, except that a Lender shall be relieved of its obligations to the extent of any such sale, assignment, transfer, or negotiation of all or any part of its Loans, its Committed Amount or its Notes pursuant to subsection (b) above.

(f)    Assignment to a Federal Reserve Bank. Notwithstanding anything to the contrary contained in this Section, any Lender may at any time or from time to time assign all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, provided that any such assignment shall not release such assignor from its obligations thereunder.

(g)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the principal office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Each Lender that sells a participation in its Notes, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each such participant’s interest in the Notes (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in the Notes) to any person except to the extent that such disclosure is necessary to establish that such Notes are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations

Section 9.3    Syndication Cooperation.

The Borrower acknowledges that Valley National Bank (“Syndicating Lender”) may syndicate a portion of their respective Commitments to one or more lenders who are not signatories to this Agreement on the date hereof through assignments of the Loans subject to the provisions of this Agreement or the sale of participations in the Loans subject to the provisions of this Agreement (the “Syndication”) and in connection therewith, the Borrower will and will cause Guarantor to take all actions as Syndicating Lender may reasonably request to assist such Syndicating Lender in its Syndication effort; which shall, after the date hereof, be at no additional cost to Borrower and Guarantor. Without limiting the generality of the foregoing, the Borrower shall and shall cause Guarantor to, at the request of the Syndicating Lender, at no cost to Borrower or Guarantor (other than their own legal or other expenses); (a) cooperate with Syndicating Lender in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (b) upon reasonable notice, make representatives of the Borrower and Guarantor available to meet with prospective Lender at bank meetings and property tours; (c) provide Syndicating Lender with all information with respect to the project, the Borrower and the Guarantor reasonably deemed necessary by them to complete the Syndication successfully as long as such information may be disclosed in accordance with applicable law, and (d) execute such amendments or modifications to the Loan Documents as the Administrative Agent may reasonably request in order to aid in such Syndication, except that Borrower shall not be obligated to execute or cause Guarantor to execute any documents or amendment of the Loan Documents that would change the economics of the terms of the Loans or cause any increase in the Borrower’s or Guarantor’s obligations or any decrease in Borrower’s or Guarantor’s rights under the Loan Documents, except, in each case, to a de minimus extent.

Section 9.4    Adjustments; Set‑off

(a)    Setoff by any Lender. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or any part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to any bankruptcy, reorganization or liquidation of Borrower or the Guarantor or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from each of the other Lenders such portion of each such other Lender’s Loans, and shall provide each of such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agree that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off, to the extent not prohibited by law) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)    Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of an Event of Default, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent not prohibited by the Loan Documents and/or applicable law, subject to the consent of the Administrative Agent, to set-off and apply against any indebtedness, whether matured or unmatured, of Borrower to such Lender, any amount owing from such Lender to Borrower, at, or at any time after, the happening of any of the above‑mentioned event. To the extent not prohibited by the Loan Documents and/or applicable law, subject to the consent of the Administrative Agent, the aforesaid right of set-off may be exercised by such Lender against Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.5    Notices

All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and shall be deemed to have been duly given or made when sent by certified or registered mail, three (3) days after having been deposited in the mail, first‑class postage prepaid, or, in the case of notice by recognized nationwide commercial courier service, one (1) Business Day after delivery thereof to said courier service, addressed in each case as set forth in Schedule B attached hereto, in the case of Borrower, Guarantor, the Lenders or the Administrative Agent, or to such other addresses as to which the Administrative Agent may be hereafter notified by the respective parties thereto or any future holders of the Notes; except that any notice, request or demand by Borrower to or upon the Administrative Agent or the Lenders pursuant to Article II hereof shall not be effective until received or delivery is refused. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by fax or other electronic means as fully as if originally signed. The parties hereto agree that the Administrative Agent shall be authorized from time to time without the execution by the parties hereto of any further amendment or modification of this Agreement, to update the locations of a Lender’s offices or its address for notices as set forth on Schedule B based on information received from any party hereto and to provide all parties with a revised Schedule B which shall then be deemed the correct office location or address for notices for all purposes under this Agreement. Notices by Borrower or Guarantor to the Lenders shall be deemed given if same have been given to the Administrative Agent.

Section 9.6    Borrower’s and Guarantor’s Obligations and Reliance in Certain Circumstances.

Notwithstanding anything to the contrary contained in this Agreement, Borrower and Guarantor shall only be required to respond to notices and demands made by the Administrative Agent, and shall not be required to respond to notices and demands made from any Lender which is not the Administrative Agent. Borrower and Guarantor shall have the right to rely on any consent or approval given by Administrative Agent, whether or not same requires the consent of the Required Lenders or all of the Lenders as being deemed the consent of any and all Lenders to the extent required hereunder.

Section 9.7    No Assignment.

Borrower shall not assign or transfer its rights or obligations hereunder without the prior written consent of Administrative Agent, other than in connection with a Permitted Transfer.

Section 9.8    Jurisdiction.

Borrower irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document. Borrower hereby agrees that Administrative Agent shall have the option in its sole discretion to lay the venue of any such suit, action or proceeding in the courts of the State of New York sitting in New York City or the federal District Court for the Southern or Eastern District of New York, and irrevocably waives to the fullest extent permitted by law any objection which Borrower may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient form. Borrower agrees that a final judgment of any such suit, action or proceeding brought in such a court shall be conclusive and binding upon Borrower.

Section 9.9    Service of Process.

Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by first class mail, return receipt requested, or by overnight courier service, to the address of Borrower set forth in or referred to in Section 8.6. Borrower hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of Administrative Agent to serve process in any manner permitted by law.

Section 9.10    WAIVER OF TRIAL BY JURY.

ADMINISTRATIVE AGENT, THE LENDERS, AND BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, EACH OF ADMINISTRATIVE AGENT, THE LENDERS, AND BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF ANY OTHER PARTY, OR COUNSEL TO ANY OTHER PARTY, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH OF ADMINISTRATIVE AGENT, THE LENDERS, AND BORROWER ACKNOWLEDGES THAT THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION. IN AN ACTION COMMENCED IN THE COMMERCIAL DIVISION, NEW YORK STATE SUPREME COURT, THE PARTIES HEREBY AGREE, SUBJECT TO THE REQUIREMENTS FOR A CASE TO BE HEARD IN THE COMMERCIAL DIVISION, TO APPLY, AT ADMINISTRATIVE AGENT’S ELECTION, THE COURT’S ACCELERATED ADJUDICATION PROCEDURES SET FORTH IN RULE 9 OF THE RULES OF PRACTICE FOR THE COMMERCIAL DIVISION, IN CONNECTION WITH ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION, ENFORCEMENT OR VALIDITY THEREOF.

Section 9.11    Governing Law.

This Agreement shall, without regard to place of contract or payment, be construed and enforced according to the laws of the State of New York, without giving effect to its principles of conflicts of laws.

Section 9.12    Severability.

In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall, at the option of Administrative Agent, not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

Section 9.13    Headings Descriptive.

Section headings have been inserted in this Agreement and the other Loan Documents for convenience only and shall in no way affect the meaning or construction of any provision hereof or thereof.

Section 9.14    Counterparts.

This Agreement and the other Loan Documents may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of this Agreement or any other Loan Document to produce or account for more than one counterpart signed by the party to be charged.

Section 9.15    Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including the other Loan Documents, shall be deemed to include all amendments and supplements to such documents entered into from time to time with the consent of Lender. Reference to this Agreement in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:	DEAN OWNER LLC
a Delaware limited liability company

By:
		Name:	David Bistricer
		Title:	Authorized Signatory

[Signature page for Credit

Agreement continued]

ADMINISTRATIVE AGENT:	VALLEY NATIONAL BANK,
as Administrative Agent and a Lender

By:
		Name:	Jeffrey Puchin
		Title:	Fi rst Vice President

SCHEDULE A

LEGAL DESCRIPTION OF THE LAND

SCHEDULE B

COMMITTED AMOUNTS, OFFICES AND

ADDRESSES FOR NOTICES

Valley National Bank, as Administrative Agent and as a Lender:

Committed Amounts of the Loans:	$115,000,000.00

Percentage of the Loans:	100%

Address for Notices:

Valley National Bank

1 Pennsylvania Plaza, 46th Floor

New York, New York 10119

Attention:	Jeffrey Puchin
First Vice President

with a copy to:

Emmet, Marvin & Martin, LLP

120 Broadway

New York, New York, New York 10271

Attention: John P. Uehlinger, Esq.

Borrower:

Addresses for Notices:

Dean Owner LLC

4611 Twelfth Avenue, Suite 1L

Brooklyn, New York 11219

with a copy to:

Blaivas & Associates, P.C.

1430 Broadway, Suite 1603

New York, New York 10018

Attention: David G. Blaivas, Esq.

Guarantor:

Addresses for Notices:

Clipper Realty Inc.

4611 Twelfth Avenue, Suite 1L

Brooklyn, New York 11219

Attention: David Bistricer

with a copy to:

Blaivas & Associates, P.C.

1430 Broadway, Suite 1603

New York, New York 10018

Attention: David G. Blaivas, Esq.

SCHEDULE C

FORM OF TAX COMPLIANCE CERTIFICATE

FORM OF TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 10, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Dean Owner LLC (the “Borrower”), the lenders party hereto (together with their respective assigns, the “Lenders”, each a “Lender”) and Valley National Bank, as administrative agent for the Lenders. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

o

Pursuant to the provisions of Section 2.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

o

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

SCHEDULE C (continued)

FORM OF TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 10, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Dean Owner LLC (the “Borrower”), the lenders party hereto (together with their respective assigns, the “Lenders”, each a “Lender”) and Valley National Bank, as administrative agent for the Lenders. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

o

Pursuant to the provisions of Section 2.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

o

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) IRS Form W-8BEN or IRS Form W-8BEN-E (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

SCHEDULE C (continued)

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 10, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Dean Owner LLC (the “Borrower”), the lenders party hereto (together with their respective assigns, the “Lenders”, each a “Lender”) and Valley National Bank, as administrative agent for the Lenders. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

o

Pursuant to the provisions of Section 2.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

o

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

SCHEDULE C (continued)

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 10, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Dean Owner LLC (the “Borrower”), the lenders party hereto (together with their respective assigns, the “Lenders”, each a “Lender”) and Valley National Bank, as administrative agent for the Lenders. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

o

Pursuant to the provisions of Section 2.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

o

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

SCHEDULE D

BUDGET

[see attached]

SCHEDULE E

BUILDING LOAN COSTS

[see attached]

SCHEDULE F

PROJECT LOAN COSTS

[see attached]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Assignment and Acceptance Agreement

This Assignment and Acceptance Agreement (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (collectively, the “Facility”), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	________________________________

Assignor [is] [is not] a Defaulting Lender

2.	Assignee:	______________________________

3.	Borrower:	Dean Owner LLC

4.	Administrative Agent:	Valley National Bank, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of August 10, 2023 by and among Dean Owner LLC, the Lenders parties thereto, and Valley National Bank, as Administrative Agent, as amended.

6.	Assigned Interest:

Facility Assigned	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans
Acquisition Loan
Building Loan
Project Loan

7.	Effective Date: _____________ ___, 20___ .

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented, Accepted and Agreed to:

VALLEY NATIONAL BANK, as Administrative Agent

By:
Name:
Title:

[PROVIDED NO EVENT OF DEFAULT EXISTS:]

Consented to:

DEAN OWNER LLC,

a Delaware limited liability company

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.         Representations and Warranties.

1.1         Assignor. the Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it is duly organized and validly existing under the laws of its jurisdiction and has full power and authority, and has taken all action necessary, to execute and deliver the Loan Documents to which it is a party and this Assignment and Acceptance and to consummate the transactions contemplated thereby and hereby, (iv) it is not a Defaulting Lender; (v) the Loan Documents to which it is a party and this Assignment and Acceptance have been duly executed and delivered by Assignor and constitutes legal, valid and binding obligations of Assignor subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting enforcement generally and general principals of equity; (vi) attached as Exhibit A is a list of all material Loan Documents evidencing and securing the Facility, true and correct copies of which (other than the Fee Letter) have been delivered by Assignor to Assignee; (vii) as of _____________ the principal amount outstanding under the Facility is $__________ under the Acquisition Loan, $___________, under the Building Loan and $______________ under the Project Loan; (viii) there currently exists no monetary Event of Default nor to the best of Assignor’s knowledge any material non-monetary Event of Default under the Loan Documents and, to the best of Assignor’s knowledge, no event has occurred that but for the giving of notice or the passage of time would constitute a monetary or material non-monetary Event of Default under the Loan Documents; (ix) as of ____________ there are no letters of credit issued under the Facility or any letters of credit, cash reserves or other deposits held by Administrative Agent as collateral security for the Facility other than __________________; (x) as of the date hereof, Assignor is not a party to any litigation, action, suit or proceeding with respect to the Facility, and there is to Assignor’s knowledge no litigation, action, suite or proceeding threatened in writing with respect to the Facility or that would prohibit or impair Assignor from entering into the Loan Documents or this Assignment and Acceptance; (xi) no consent is required for the execution and delivery by Assignor of this Assignment and Acceptance or the amendment to the Credit Agreement delivered simultaneously herewith, which consent has not already been obtained; and (xii) the execution and delivery by Assignor of this Assignment and Acceptance and the performance of the transactions contemplated hereby will not conflict with or result in a breach of any terms of or constitute a default under any agreement or instrument to which Assignor is a party or is bound; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document except as otherwise set forth herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee. the Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant thereto, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase such Assigned Interest, (v) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase Assigned Interest, and (vi) [if it is a Foreign Lender attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.         General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF NOTE

[see attached]

EXHIBIT C

ORGANIZATIONAL CHART OF BORROWER

[see attached]

EXHIBIT D

LIST OF MEZZANINE LOAN DOCUMENTS

1.	Mezzanine Loan Agreement

2.	Mezzanine Loan Note

3.	Pledge and Security Agreement

4.	Guaranty of Payment

5.	Guaranty of Interest and Expenses

6.	Bad Acts Guaranty

7.	Guaranty of Completion

8.	Environmental Indemnification Agreement

9	UCC-1 Financing Statement (for Pledge and Security Agreement)

10.	Recertification of Representations and Warranties

11.	Certificate for Limited Liability Company Interest in Dean Owner LLC

12.	Confirmation Statement and Instruction Agreement

13.	Instruction to Register Pledge